 Exhibit 99.2
Enovix Announces Fourth Quarter and Full Year 2022 Financial Results
FREMONT, Calif., Feb. 22, 2023 -- Enovix Corporation (“Enovix”) (Nasdaq: ENVX), an advanced silicon battery company, today posted to its website at https://ir.enovix.com a quarterly shareholder letter containing the financial results for the fourth quarter and full year 2022, ending January 1, 2023, and a new investor presentation.
The quarterly shareholder letter and investor presentation provide business updates that detail progress made in the fourth quarter along several key areas including manufacturing, commercialization and technology.
“We saw significant improvements in yield, output and customer qualification in the fourth quarter,” said Raj Talluri, President and Chief Executive Officer of Enovix. “Our team is highly focused on executing on our plans for higher output and customer qualification activities, both of which position Enovix for high growth.”

Enovix will hold a video conference call at 2:00 PM PT / 5:00 PM ET today, February 22, 2023, to discuss the company’s business updates and financial results. To join the call, participants must use the following link to register: https://enovix-q42022-earnings.open-exchange.net/.

This link will also be available via the Investor Relations section of Enovix’s website at https://ir.enovix.com. An archived version of the call will be available on the Enovix investor website for one year at https://ir.enovix.com.

About Enovix
Enovix is on a mission to power the technologies of the future. Everything from IoT, mobile and computing devices, to the vehicle you drive, needs a better battery. The company’s disruptive architecture enables a battery with high energy density and capacity without compromising safety. Enovix is scaling its silicon-anode, lithium-ion battery manufacturing capabilities to meet customer demand. For more information, please visit www.enovix.com and follow us on LinkedIn.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, about us and our industry that involve substantial risks and uncertainties. Actual results could differ materially from these forward-looking statements as a result of certain risks and uncertainties. For additional information on these risks and uncertainties and other potential factors that could affect our business and financial results or cause actual results to differ from the results predicted, please refer to our filings with the Securities and Exchange Commission (the “SEC”), including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed annual periodic reports on Form 10-K and quarterly report on Form 10-Q and other documents that we have filed, or that we will file, with the SEC. Any forward-looking statements made by us in this press release speak only as of the date on which they are made and subsequent events may cause these expectations to change. We disclaim any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise, except as required by law.

For investor and media inquiries, please contact:
Enovix Corporation
Charles Anderson
Phone: +1 (612) 229-9729
Email: canderson@enovix.com
Or
The Blueshirt Group
Gary Dvorchak, CFA
Phone: (323) 240-5796
Email: gary@blueshirtgroup.com
For media inquiries, please contact:
Enovix Corporation
Kristin Atkins
Phone: +1 (650) 815-6934
Email: katkins@enovix.com
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